Exhibit 3.1.1
CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
SEARCHPATH INTERNATIONAL, INC.
SearchPath International, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:
FIRST: That the Board of Directors of the Corporation by the unanimous written consent of its members filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation:
“RESOLVED: that the Certificate of Incorporation of SearchPath International, Inc. be amended by changing the Fourth Article thereof so that, as amended, said Article shall be and read as follows:
     ‘FOURTH: The number of shares for all classes of stock which the Corporation is authorized to have outstanding is One Hundred Million (100,000,000), all of which shall be designated as Common Stock, $.01 par value.’ ”
SECOND: That in lieu of a meeting and vote of stockholders, the majority of the stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.
THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Thomas K. Johnston, its Chief Executive Officer this 6th day of May, 2008.

SEARCHPATH INTERNATIONAL, INC.
By:	/s/ Thomas K. Johnston
	Name:	Thomas K. Johnston
Its: Chief Executive Officer